Exhibit 10.15(c)

September 29, 2000

Magla Products, LLC
159 South Street
P.O. Box 1934
Morristown, New Jersey
Attn: Jordan Glatt

Re:
License Agreement dated November 2, 1998 as amended by Amendatory Agreement dated October, 1999, each by and among Stanley Logistics, Inc. and The Stanley Works (collectively, “Stanley”) and Magla Products, LLC (”Magla”)(collectively the “License Agreement”).

Dear Mr. Glatt:

     The purpose of this letter is to set forth our mutual understandings regarding the License Agreement and to amend certain provisions of the License Agreement. Defined terms used herein and not otherwise defined shall have the meaning assigned to them in the License Agreemenl. In consideration of the mutual promises set forth herein, the parties agree as follows:

1.	(a) Paragraph 2,2 of the License Agreement is hereby deleted in its entirety and replaced as follows:

“2.2 TERM. The term of the license granted by this Agreement shall be for the period set forth on EXHIBT 2, unless sooner terminated in accordance with the provisions hereof. The parties hereby agree that six (6) months prior to the end of either the Automatic Renewal Term or Optional Term 1 or Optional Term 2, if any, the parties will negotiate in good faith regarding the possible expiration or renewal of this Agreement.

(b)	Exhibit 2 of the License Agreement is hereby deleted in its entirety and replaced with Exhibit 2 attached hereto and made a part hereof.

2.	Exhibit 3 of the License Agreement is hereby deleted in its entirety and replaced with Exhibit 3 attached hereto and made a part hereof.

3.
(a) Attached hereto is a list of all Licensed Articles for which Magla has submitted all product samples, packaging, labeling, point of sale materials, trade show displays, sales materials and advertising to Stanley for approval (collectively, the “Approved Licensed Articles”). Stanley and Magla hereby agree that no further approvals are required for such Approved Licensed Articles pursuant to Article 5 and Paragraph 8.1 of the License Agreement and Stanley hereby agrees that the Approved Licensed Articles meet the standards referred to in the second sentence of Paragraph 3.11 of the License Agreement.

(b) Magta shall not make any changes to any of the Approved Licensed Articles. In the event that Stanley determines that changes have been made to the Approved Licensed Articles, Stanley shall notify Magla in writing. In such event, Magla shall have thirty (30) days to correct the changes made to the Approved Licensed Articles. If at the end of such thirty (30) day period Magla has not corrected the unauthorized changes or has not made reasonable efforts to correct the unauthorized changes to Stanley’s satisfaction, Stanley shall have the right to immediately terminate the License Agreement with respect to that Approved Licensed Article and Magla shall have no further right to manufacture, advertise, distribute, sell or otherwise deal in such Approved Licensed Article.

(c) The parties hereby agree and acknowledge that there will not be any additional Stanley® branded product introductions that are not Approved Licensed Articles subsequent to the date of this Letter. The parties further agree that product enhancements to Approved Licensed Articles shall not be considered additional Stanley® branded product introductions and shall not also be considered to be changes to the Approved Licensed Articles.

4.	Paragraph 3.10 of the License Agreement is hereby deleted in its entirety and replaced as follows:

“3.10 [Intentionally Deleted]”

5.	Paragraph 6.2 of the License Agreement is hereby deleted in its entirety and replaced as follows:

“6.2 SECONDS AND DISPOSAL. If during the manufacture of the LICENSED ARTICLES, any SECONDS are produced, LICENSEE shall destroy such SECONDS. All products, packaging, labeling, point of sale, sales materials and advertising bearing trademarks, artwork and/or designs of OWNER produced by LICENSEE which are not suitable for use or sale pursuant to this Agreement shall be promptly destroyed.”

6.	The first paragraph of Paragraph 14.1 is hereby deleted in its entirety and replaced as follows:

14.
1 SELL-OFF PERIOD, (a) If the license under this Agreement is terminated or (b) if this Agreement is not renewed for either Optional Term 1 or Optional 2, at the end of calendar year 2007 or (c) upon the expiration of this Agreement at the end of either Optional Term 1 or Optional Term 2, LICENSEE shall have no further right to manufacture, advertise, distribute, sell or otherwise deal in any LICENSED ARTICLES which utilize the PROPERTY, except as hereinafter provided.

Paragraph 14.1 (i) is hereby deleted in ils entirety and replaced as follows:

(i)
In the event of a termination or expiration of this Agreement as provided in clauses (a), (b), or (c) of Paragraph 14.1 above, LICENSEE shall prepare a fully written inventory list and submit same to OWNER within ten (10) days of such expiration or termination. Such list will include orders on hand, work in process, as well as finished LICENSED ARTICLES.

Paragraph 14,1 (iii) is hereby deleted in its entirety and replaced as follows:

(iii)
(A) Upon any termination of the license under this Agreement prior to the term thereof, if OWNER does not elect to purchase the inventory as provided in Paragraph 14.1 (i) and (ii) above, unless the termination shall occur as a result of a violation of either Paragraph 3, 5, or 11 hereof, LICENSEE, on a non-exclusive basis, may dispose of LICENSED ARTICLES which are on hand or in process on the date of such termination for a period of one hundred twenty (120) days therefrom, provided that throughout such one hundred twenty (120) day period, LICENSEE makes all payments required to be made in accordance with Paragraph 3 hereof.

(B) If at the end of the Automatic Renewal Term, this Agreement is not renewed for either Optional Term 1 or Optional Term 2, LICENSEE, on a non-exclusive basis, may continue to sell LICENSED ARTICLES to its then existing customers for a period of one year therefrom, provided that throughout such one year period, LICENSEE complies with all of its obligations under this Agreement. At the end of such one year period, if OWNER does not elect to purchase the inventory as provided in Paragraph 14,1 (i) and (ii) above, LICENSEE, on a non-exclusive basis, may dispose of LICENSED ARTICLES which are on hand or in process on December 31, 2007 for a period of one hundred twenty (120) days from that date, provided that throughout such one hundred twenty (120) day period, LICENSEE makes all payments required to be made in accordance with Paragraph 3 hereof.

(C) At the end of either Optional Term 1 or Optional Term 2, if any, if OWNER does not elect to purchase the inventory as provided in Paragraph 14. S (i) and (ii) above, LICENSEE, on a non-exclusive basis, may dispose of LICENSED ARTICLES which are on hand or in process at the end of either Optional Term 1 or Optional Term 2, as the case may be, for a period of one year therefrom, provided that throughout such one year period, LICENSEE makes all payments required to be made in accordance with Paragraph 3 hereof.

7.	The last sentence of Paragraph 15 is hereby amended as follows;

“In the event OWNER advises LICENSEE that a special promotional effort is to lake place in one individual store or chain, LICENSEE may elect to supply LICENSED ARTICLES to said store or chain in its sole discretion.”

8.	Paragraph 21 is hereby added to the Agreement which Paragraph 21 shall read as follows:

“21. RIGHT OF FIRST OFFER. The following provisions shall apply in (he event of the inlended sale of all or substantially all of LICENSEE’S assets:

(A) (i) In the e\ent LICENSEE decides to seek a purchaser of all or substantially all of the membership interests or One Hundred Percent (100%) of the assets of LICENSEE, but prior to the expression of interest from any third pany potential purchaser, LICENSEE shall give OWNER forty-five (45) days written notice (the “INTENT TO SELL NOTICE1’) prior to entering into any discussions or negotiations with any such third party,

(ii) In the event LICENSEE receives unsolicited bona fide interest from a potential third party purchaser, LICENSEE may, but is not obligated, to give OWNER the INTENT TO SELL NOTICE prior to entering into any substantive discussions or negotiations with such third party. In the event LICENSEE chooses not to give OWNER such notice and LICENSEE thereafter receives a bona fide offer from such third party to purchase all or substantially all of the membership interests or assets of LICENSEE, as applicable, LICENSEE shall, at least forty-five (45) days prior to closing such sale, provide OWNER with written notice thereof. LICENSEE’S written notice of the bona fide offer shall detail the material terms of such bona fide offer, including, without limitation, the price and other material commercial terms relevant to LICENSEE (a “THIRD PARTY OFFER”).

(B) Within five (5) business days of OWNER receiving an INTENT TO SELL NOTICE under Paragraph 21(A)(i) above or an INTENT TO SELL NOTICE or a THIRD PARTY OFFER under Paragraph 21 (A)(ii) above , OWNER shall have the right to request, and LICENSEE shall provide OWNER, in accordance with standard confidentiality provisions, full access to its books and records (including any valuations done by any investment bankers), its facilities, and its management, for the purposes of conducting due diligence (the “OWNER DUE DILIGENCE”). During the period ending thirty (30) days after LICENSEE has provided such access, OWNER shall have the right to make a bona fide offer to buy all or substantially all of LICENSEE’S membership interests or assets, as applicable (an “OWNER OFFER”) and LICENSEE must consider any such OWNER OFFER in good fail.

(C) In the event that LICENSEE declines to accept an OWNER OFFER, or, (ii) OWNER declines or fails to make an OWNER OFFER, LICENSEE will (hereafter be free to sell all of the membership interests or assets of LICENSEE. “

9.
Except to the extent amended by this letter amendment, the License Agreement remains in full force and effect. The parties agree that, except as otherwise provided in Paragraph 14.1 (iii), if at the end of the Automatic Renewal Term, the License Agreement is not renewed for either Optional Term 1 or Optional Term 2, the License Agreement shall r.;main in full force and effect during the one year period ending on December 31,2007.

10.
Stanley has been advised that Magla Products, LLC, a New Jersey Limited Liability Company is the successor in interest to Magi a Products, Inc. and Stanley hereby agrees that any reference to “Licensee” or “Magla” in (he License Agreement or t h i s Letter

Amendment refers to and shall mean Magla Products, LLC.

11.	Stanley hereby agrees that it has consented to all subcontractors used by Magla to manufacture the LICENSED ARTICLES as of the date of this Letter Amendment..

12	The parties hereby agree that the provisions of Paragraph 14(v) of the License Agreement shall not apply to any country in South America or Central America.

If the foregoing meels with your approval, please indicate in the space provided below

Very truly yours,

/s/ Kenneth O. Lewis

Agreed to and accepted,
this 29th day of September, 2000.

MAGLA PRODUCTS, INC.

By:	/s/ Jordan Glatt
Name:	Jordan Glatt
Title:	President

EXHIBIT 2

LICENSED TERRITORY:

United Slates, its tenitories and possessions, the Commonwealth of Puerto Rico; Canada; and Mexico and (he countries of South and Central America.

TERM OF AGREEMENT

A) INITIAL TERM (the “Initial Term”): October 1, 1998 through December 31, 2003.

B) AUTOMATIC RENEWAL TERM (ihe “Automatic Renewal Term”) --------------------------------------

C) OPTIONAL TERM 1 (“Optional Term l’’) --------------------------------------which Optional Term I shall be exercisable by Magla in a writing issued to Stanley on or before -------------------------------------- (the“Exercise Date”), if Magla’s revenues from the sole of LICENSED ARTICLES ----------------------------------------------------------------------------

D) OPTIONAL TERM 2 (“Optional Term 2”) which Optional Term 2 shall be exercisable by Magla in a writing issued to Stanley on or before the Exercise Date, ifMagla’s revenues from the sale of LICENSED ARTICLES

EXHIBIT 3

ROYALTY RATE:

For the Initial  term (calendar years -------------------):
------------------- on the first ------------------- of NET SALES during each calendar year ------------------- on ------------------- of NET SALES during each calendar year ------------------- on all NET SALES over ------------------- during each calendar year.
For the Automatic Renewal Term (calendar years -------------------  ): and, if applicable, for Optional
Term 1 and Optional Term 2 (calendar years -------------------  ):
-------------------  on the first -------------------  of NET SALES during each calendar year -------------------  on -------------------  of NET SALES during each calendar year -------------------  on all NET SALES over -------------------  during each calendar year.

MINIMUM GUARANTEED PAYMENTS:

Total Minimum Guaranteed Payments

Year	Amount
-------------------	-------------------
-------------------	-------------------
-------------------	-------------------
-------------------	------------------
-------------------	-------------------
-------------------	-------------------
-------------------	-------------------

Automatic Renewal Term -------------------  and Optional Term 1 -------------------  and Optional Term 2 (2008)

The MINIMUM GUARANTEED ROYALTY PAYMENTS for each calendar year during this period shall be the greater of -------------------  of the actual royalties earned in the prior calendar year.